UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 27, 2013

Commission File Number:  000-52369

FitLife Brands, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
20-3464383
(IRS Employer Identification No.)

4509 S. 143rd Street, Suite 1, Omaha, Nebraska 68137
(Address of principal executive offices)

402-333-5260
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 27, 2013, FitLife Brands, Inc., formerly Bond Laboratories, Inc. (the "Company"), entered into an agreement (the "Agreement") with each holder of the Company's Series C Convertible Preferred Stock (the "Series C Preferred") to, collectively: (i) redeem one-half of the issued and outstanding shares of Series C Preferred for $10,000 per share, plus all accrued dividends thereon (the "Series C Redemption"), resulting in the payment of $670,084 to the holders of the Series C Preferred; (ii) convert all remaining shares of Series C Preferred and accrued dividends thereon into shares of the Company's common stock, par value $0.01 per share ("Common Stock"), at $0.25 per share, resulting in the issuance of a total of 2,680,337 shares Common Stock (the "Series C Conversion"); and (iii) exchange/cancel 2,500,000 warrants issued in connection with the original Series C Preferred financing for 624,998 shares of Common Stock (the "Series C Warrant Exchange"). A form of the Agreement is attached hereto as Exhibit 10.1.

The Series C Redemption, Series C Conversion and Series C Warrant Exchange mark the completion of the Company's planned recapitalization, as originally disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 10, 2013. The number of shares of Common Stock referenced in this Current Report on Form 8-K represent shares issued prior to the effective date of the one-for-ten reverse split of the Company's Common Stock consummated on September 30, 2013.

Item 3.02 Unregistered Sales of Equity Securities.

The 3,305,335 shares of Common Stock issued pursuant to the Series C Conversion and Series C Warrant Exchange were offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) and/or 3(a)(9) thereof, and Rule 506 of Regulation D thereunder. Each of the holders of Series C Preferred represented that he was an "accredited investor" as defined in Regulation D.

Item 8.01 Other Events.

See Item 8.01.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FitLife Brands, Inc.

Date:   October 7, 2013
By:	/s/ Michael Abrams

Name: Michael Abrams
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Form of Exchange Agreement